SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K

                               CURRENT REPORT

                     Pursuant to Section 13 OR 15(d) of
                   The Securities and Exchange Act of 1934


       Date of Report (Date of earliest event reported):  December 13, 1999


                        CADAPULT GRAPHIC SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)


     DELAWARE                       0-21853                   87-0475073
(State or other jurisdiction      (Commission                (IRS Employer
of incorporation)                 File Number)            Identification No.)


               110 Commerce Drive, Allendale, New Jersey 07401
                   (Address of principal executive offices)


      Registrant's telephone number, including area code: (201) 236-1100


                                Not applicable
        (Former name or former address, if changed since last report.)

Item 2.  Acquisition or Disposition of Assets.

      (a) On December 13, 1999, Media Sciences, Inc. ("Media Sciences"), a wholly-owned subsidiary of Cadapult Graphic Systems, Inc. (the "Company"), completed the acquisition of certain assets and the assumption of certain liabilities of UltraHue, Inc., a New Mexico corporation, pursuant to an asset purchase agreement (the "Asset Purchase Agreement") dated September 7, 1999.

      Media Sciences acquired certain proprietary information and intellectual property rights of UltraHue and other assets owned and used by UltraHue in the operation of its business, including: any and all right, title and interest in and to UltraHue's trade secrets; accounts receivable, less allowances; inventory at lower of cost or fair market value; certain property and equipment; all right, title and interest in and to the name UltraHue and any other trademarks, service marks or any copyrights heretofore used and/or owned by UltraHue; customer lists and all files relating thereto; sales, service and vendor contracts and security deposits; existing telephone and fax numbers; databases; and on-going business records.

      Under the Asset Purchase Agreement, Media Sciences is to assume the following liabilities of UltraHue: accounts payable as of the date of closing; customer deposits as of the date of closing; and, leases and contracts to the extent they are to be performed after the date of closing.

      The consideration given by Media Sciences under the Asset
Purchase Agreement consists of: payment of $2,340,000 at closing; delivery of a promissory note, executed by Media Sciences and guaranteed by the Company, in the principal sum of $1,160,000, with interest at the annual rate of 7%, with the full principal and accrued interest due and payable in full on the first anniversary of the closing; a sum equivalent to UltraHue's cost for UltraHue's inventory that is delivered to Media Sciences at closing; as of the closing, the difference between all accounts receivable collected by Media Sciences less accounts payable, as collected and paid, respectively; for a period of one year from the date of closing, payment of a sum equivalent to 10% of the quarterly net profits derived by Media Sciences from the first $1,500,000 dollars of gross profits plus thirty percent of the net profits attributable to gross profits in excess of $1,500,000 dollars (in the event there is a net loss in any quarter during this one year period, the amount of such loss shall be set off against the net profits for any subsequent quarter, provided that if there is no subsequent quarter in this one year period, then a refund shall be due Media Sciences); and for a period of two years from the first anniversary of the date of closing, after certain distributions shall have terminated, payment of a sum equivalent to ten percent of the quarterly net profits derived by Media Sciences from the first $1,000,000 of gross profits, plus thirty percent of the net profits attributable to the gross profits in excess of $1,000,000 dollars (in the event there is a net loss in any quarter during this two year period, the amount of such loss shall be set off against the net profits for any subsequent quarter, provided that if there is no subsequent quarter in this two year period, then a refund shall be due Media Sciences).

      The consideration given was negotiated at arms'-length between the directors and executive officers of Media Sciences and the Company, and the directors, executive officers and controlling shareholders of UltraHue. The Board of Directors of Media Sciences and of Cadapult determined in good faith that the consideration given under the Asset Purchase Agreement was reasonable under the circumstances.

      No director, executive officer or person who may be deemed to be an affiliate of the registrant had any direct or indirect interest in UltraHue prior to entering into the Purchase Agreement. The Company has invited Donald Gunn, a shareholder of UltraHue, to join the Company's Board of Directors after the closing. Donald Gunn and Randy Hooker have signed three year employment agreements with Media Sciences.

     (b) Media Sciences has completed the acquisition of certain assets of UltraHue constituting equipment, physical property, and intellectual property. UltraHue is engaged primarily in the business of the manufacture of solid inks and remanufactures and refills color toner cartridges. The Company intends to continue the use the assets of UltraHue acquired under the Asset Purchase Agreement in similar activities through the Company's subsidiary, Media Sciences.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)     Financial Statements of Businesses Acquired.

     The financial statements for the acquired business are not available at this time. The required financial statements will be filed as soon as practicable by amendment to this Form 8-K not later than 60 days after the date that this initial report on Form 8-K must be filed.

     (b)     Pro Forma Financial Information.

     The pro forma financial information for the acquired business is not available at this time. The required pro forma financial statements will be filed as soon as practicable by amendment to this Form 8-K not later than 60 days after the date that this initial report on Form 8-K must be filed.

     (c)     The following exhibits are filed with this report on Form 8-K:

Exhibit Number    Description of Exhibit

2.1               Asset Purchase Agreement

                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          CADAPULT GRAPHIC SYSTEMS, INC.

Date:  December 20, 1999                 By:  /s/ Michael W. Levin
                                            ---------------------------
                                            Michael W. Levin, President